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                                                                    Exhibit 8.01

                                   May 9, 2003

Federal Realty Investment Trust
1626 East Jefferson Street
Rockville, Maryland 20852


Ladies and Gentlemen:

         You have requested certain opinions regarding the application of U.S. federal income tax laws to Federal Realty Investment Trust (the "Company") in connection with the offer and sale of common shares of beneficial interest, par value $.01 per share, pursuant to a registration statement on Form S-3, including the prospectus dated May 9, 2003 (the "Prospectus"), the prospectus supplement dated May 9, 2003 (the "Prospectus Supplement"), and all amendments, exhibits and documents related thereto (the "Registration Statement") with the Securities and Exchange Commission (the "Commission").

         In rendering the following opinions, we have examined such statutes, regulations, records, certificates and other documents as we have considered necessary or appropriate as a basis for such opinions, including the following:
(1) the Registration Statement, (2) the Declaration of Trust of the Company, as amended, restated or supplemented (the "Declaration of Trust"), (3) certain written representations of the Company contained in a letter to us dated as of the date hereof, (4) copies of the representative leases entered into by the Company as of the date hereof, and (5) such other documents or information as we have deemed necessary to render the opinions set forth in this letter. In our review, we have assumed, with your consent, that the documents listed above that we reviewed in proposed form will be executed in substantially the same form, all of the representations and statements set forth in such documents are true and correct, and all of the obligations imposed by any such documents on the parties thereto, including obligations imposed under the Declaration of Trust have been or will be performed or satisfied in accordance with their terms. We also have assumed the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

         Unless facts material to the opinions expressed herein are specifically stated to have been independently established or verified by us, we have relied as to such facts solely upon the representations made by the Company. To the extent that the representations of the Company are with respect to matters set forth in the Internal

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Federal Realty Investment Trust
May 9, 2003
Page 2

Revenue Code of 1986, as amended (the "Code") or the regulations promulgated thereunder (the "Treasury Regulations"), we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable Treasury Regulations and published administrative interpretations thereof. We assume that each representation made by the Company is and will be true, correct and complete, and that all representations that speak in the future, or to the intention, or to the best of belief and knowledge of any person(s) or party(ies) are and will be true, correct and complete as if made without such qualification. Nothing has come to our attention which would cause us to believe that any of such representations are untrue, incorrect or incomplete.

         Based upon and subject to the foregoing and to the qualifications below, we are of the opinion that (i) the Company qualified as a real estate investment trust, or REIT, under the Code for each of its taxable years ending before January 1, 2003, (ii) the Company is organized in conformity with the requirements for qualification as a REIT under the Code, and its current method of operation will enable it to meet the requirements for qualification as a REIT for the current taxable year and for future taxable years; and (iii) the discussions in (w) the Prospectus Supplement under the caption, "Risk Factors," specifically the discussion of the Company's status as a REIT, (x) the Prospectus under the caption "Federal Income Tax Consequences," and (y) the Company's Current Report on Form 8-K filed with the Commission on March 25, 2003 (hereafter, the "Company's Form 8-K") under the captions "Risk Factors--Failure to qualify as a REIT for federal income tax purposes would cause us to be taxed as a corporation, which would substantially reduce funds available for payment of distributions," "Risk Factors--We may be required to incur additional debt to qualify as a REIT" and "Risk Factors--To maintain our status as a REIT, we limit the amount of shares any one shareholder can own" which discussions are part of, or incorporated by reference into, the Prospectus Supplement, to the extent that they address matters of law or legal conclusions or purports to describe certain provisions of the federal tax laws, are correct summaries of the matters addressed therein, and the opinions of such counsel appearing in the Prospectus under the caption "Federal Income Tax Consequences" are hereby confirmed.

         The opinions set forth in this letter are based on existing law as contained in the Code, Treasury Regulations (including any Temporary and Proposed Regulations), and interpretations of the foregoing by the Internal Revenue Service ("IRS") and by the courts in effect (or, in case of certain Proposed Regulations, proposed) as of the date hereof, all of which are subject to change, both retroactively or prospectively, and to possibly different interpretations. Moreover, the Company's ability to achieve and maintain qualification as a REIT depends upon its ability to achieve and maintain certain diversity of stock ownership requirements and, through actual annual operating results, certain requirements under the Code regarding its income, assets and distribution levels. No assurance can be given as to whether, for any given taxable year, the actual ownership of the Company's stock and its actual operating results and distributions satisfy the tests

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Federal Realty Investment Trust
May 9, 2003
Page 3

necessary to achieve and maintain its status as a REIT. We assume no obligation to update the opinions set forth in this letter. We believe that the conclusions expressed herein, if challenged by the IRS, would be sustained in court. Because our positions are not binding upon the IRS or the courts, however, there can be no assurance that contrary positions may not be successfully asserted by the IRS.

         The foregoing opinions are limited to the specific matters covered thereby and should not be interpreted to imply the undersigned has offered its opinion on any other matter.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. The giving of this consent, however, does not constitute an admission that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 (the "Act"), as amended, or within the category of persons whose consent is required by Section 7 of the Act.


                                Very truly yours,

                                SHAW PITTMAN LLP


                                By:  /s/ CHARLES B. TEMKIN, P.C.
                                     ---------------------------
                                     Charles B. Temkin, P.C.